SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 9, 2015 (July 9, 2015)

ENTERPRISE BANCORP, INC.
(exact name of registrant as specified in charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-33912 (Commission File Number)	04-3308902 (IRS Employer Identification No.)
222 Merrimack Street Lowell, Massachusetts (address of principal executive offices)		01852 (Zip Code)
(978) 459-9000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Amended and Restated Executive Employment Agreements

On July 9, 2015, Enterprise Bancorp, Inc. (the “Company”) and its subsidiary, Enterprise Bank and Trust Company (the “Bank”) entered into amended and restated employment agreements with George L. Duncan, Executive Chairman of the Company and the Bank, Richard W. Main, President of the Company and the Bank, and John P. Clancy, Jr., Chief Executive Officer of the Company and the Bank. These agreements replace in their entirety those certain employment agreements that the Company and the Bank had with each of Messrs. Duncan, Main and Clancy, dated as of December 19, 2008, as amended pursuant to those First Amendments to Employment Agreements, dated as of April 1, 2009.

The Compensation Committee engaged McLagan, an Aon Hewitt Company to provide banking industry market practices for employment agreements. As a result of this report and analysis, the material changes to the previous agreements resulting from the adoption of the new agreements are set forth below. Except as specifically noted, the following changes were made to the employment agreements for Messrs. Duncan, Main and Clancy: (i) the term of the agreements has been extended from two years to three years for Messrs. Main and Clancy resulting in an increase in termination payments from two times to three times the highest annual compensation, including severance payment for termination without cause and lump sum payment in the event of the executive’s death, disability, voluntary termination or retirement three years prior to or one year after a change of control (ii) the guaranteed minimum base salary has been increased to reflect current levels and minimum target total direct compensation has been established to reflect 2015 levels as disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 31, 2015, (iii) the death benefit has been increased from one-half of then-current salary to the highest annual compensation as defined in the employment agreement, (iv) payments made in the event of long-term disability have been changed from annual installment payments offset by amounts received from any group long-term disability plan to a lump sum payment equal to the highest annual compensation as defined in the employment agreement for Messrs. Duncan and Main, (v) the eligibility period for a lump sum payment in the event of the executive’s death, disability, voluntary termination or retirement prior to a change of control has been extended from one year to three years, (vi) long-term disability within two years after a change of control was added to the events triggering a lump sum payment (three times the highest annual compensation as defined in the employment agreement), (vii) the obligation to continue benefits has been extended to include voluntary termination prior to retirement, and the continuation period was extended to 18 months, (viii) the work hours, compensation and benefits in the event the Bank and the executives agree to a modified employment arrangement for the remainder of the term of the agreement was changed in various respects, (ix) the executive’s non-competition and non-solicitation period has been shortened from two years to one year.

The foregoing description is only a summary and is qualified in its entirety by reference to the full text of the amended and restated employment agreements, copies of which are attached hereto as Exhibits 10.1.1, 10.1.2 and 10.1.3 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits
(a)    Not applicable
(b)    Not applicable
(c)    Not applicable
(d)    The following exhibits are included with this report:

Exhibit 10.1.1	Employment Agreement dated July 9, 2015 by and among the Company, the Bank and George L. Duncan

Exhibit 10.1.2	Employment Agreement dated July 9, 2015 by and among the Company, the Bank and Richard W. Main

Exhibit 10.1.3	Employment Agreement dated July 9, 2015 by and among the Company, the Bank and John P. Clancy, Jr.

[Remainder of Page Intentionally Blank]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: July 9, 2015    By: /s/ James A. Marcotte______________
James A. Marcotte
Executive Vice President, Treasurer     and Chief Financial Officer